Pricing Supplement Dated April 15, 1998                   Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)               File No. 333-17943

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch
Principal Amount:            $15,000,000
Agent's Discount
  or Commission:             $262,500
Net Proceeds to Company:     $14,737,500
Interest Rate:               6.28% per annum
Issue Date:                  04/30/98
Maturity Date:               04/15/08
Interest Payment Dates:      The 15th day of each month at Maturity,
                             commencing  May 15, 1998 and ending on the
                             Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 04/30/98 to 04/15/08

Redemption:
      / / The Notes cannot be redeemed prior to the Stated Maturity Date.
      /X/ The Notes may be redeemed prior to Stated Maturity Date. (See Below) / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry   / /  Certificated

Other:  /X/   Principal   / /  Agent

       The Notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring on April 15, 2001 and each Interest Payment date occurring in April or October thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 days prior notice.